Exhibit 4.21

Loan Agreement

This contract is entered into by and between the lender and the borrower on an equal and voluntary basis according to law. In order to safeguard the legitimate rights and interests of the borrower, the lender hereby requests the borrower to pay full attention to all the provisions concerning the rights and obligations of both parties, especially the contents in bold type.

Lender: Industrial and Commercial Bank of China Guangzhou Fangcun Branch

Address:__ No. 254, 256, and 258, Huadi Avenue North, Fangcun, Guangzhou________

Borrower: Guangzhou Shuzhi Culture Communication Co., Ltd.

Legal representative: Zhuoqin Huang

Address: ______________________

Zip code:______________________

Fax:_ Telephone:_

E-mail address: ______ Contact person: _____Mobile phone No. :_____

Alipay account No.: ______ Aliwangwang account No.: ______

Part One: Basic Clauses

Article 1 Purpose of Loan

The loan shall be used for the following purposes. The borrower shall not use the loan for any other purpose without the written consent of the lender, and the lender shall have the right to supervise the purpose of the money.

Purpose of borrowing: Production and Operation Activities.

Article 2 Amount and Term

2.1 The amount of the loan shall be RMB5,000,000. The term of the loan shall be calculated from the date of withdrawal and the maturity date shall be 09/23/2023. The withdrawal date shall be subject to the withdrawal instruction. The borrower shall make a one-time withdrawal.

2.2 The terms of the loan shall be from 09/23/2022 to 09/23/2023.

Article 3 Interest rates, Interest and Expenses

3.1 [Determination the interest rate]

The interest rate shall be determined in the following manner:

The interest rate for each loan is determined based on the pricing basis plus floating points. Suppose the loan term is within 60 months (inclusive). In that case, the pricing basis is the quoted market interest rate (LPR) for a one-year loan published by the National Interbank Funding Center on a working day before the drawee, where the floating points are zero (plus/minus) 0.000000 basis points (0.1% for one basis point, the same below) if the loan term is within 12 months (inclusive). If the loan term is more than 12 months and less than 60 months (inclusive), the floating point is zero (plus/minus) 0.000000 basis points. Suppose the loan term is more than 60 months. In that case, the pricing benchmark is the quoted loan market interest rate (LPR) of more than 5 years published by the National Interbank Funding Center one working day before the withdrawal date, and the floating point is zero (plus/minus) 0.00000 basis points. Suppose the National Interbank Funding Center does not announce the quoted loan market interest rate for the corresponding period one working day before the interest rate is determined. In that case, the quoted loan market interest rate announced by the National Interbank Funding Center on the previous working day shall prevail, and so on.

The interest rate of the loan after withdrawal shall be adjusted in the ways specified in (A) below:

A. Take 12 (1/3/6/12) months as one phase, the interest should be adjusted and calculated at each phase. The interest rate determination date of the second and subsequent phases shall be the adjusted after the withdrawal, and the lender shall adjust the interest rate of the loan according to the base interest rate and the floating range published by the national interbank lending center of the previous working day.

B. No adjustment during the whole term.

3.2 The loan interest shall be calculated daily and settled monthly from the date of withdrawal. When the loan is due, the interest should be paid off with the principal. The daily interest rate = the annual interest rate /360.

3.3 The overdue penalty interest rate under this contract shall be determined by adding 50.000000 % to the original loan interest rate, and the penalty interest rate for embezzlement shall be determined by adding 50.000000 % to the original loan interest rate.

3.4 Annualized Capital Cost.

The annualized capital cost of the borrower includes annual interest rate and annualized capital cost of      /       .The beneficiary of the aforementioned expenditure of       /        is not the lender, but is      /         .

The interest rate and other rates of the above-mentioned expenditure are as follows (only for reference, the interest rate and other rates may be adjusted according to contract clauses, subject to relevant contract):

(1) Annual loan interest rate calculated in accordance with Article 3.1 to 3.3.

(2)               /               .

Article 4 Withdrawal

4.1 The borrower shall withdraw the funds of the loan at one time. If the borrower fails to make a lump-sum withdrawal as agreed, the lender shall have the right to cancel all or part of the loan agreement. The lender shall be regarded having fulfilled the obligation of tendering the funds of the loan to the borrower after the lender distributes the fund to the borrower’s withdrawal account as agreed herein.

4.2 The borrower may draw the loan hereunder by (2):

(1) Withdrawing the loan directly from the designated branch of the lender;

(2) Withdrawing the loan through the e-bank of Industrial and Commercial Bank of China (“Industrial and Commercial Bank”).

Article 5 Repayment

5.1 The borrower shall repay the loan in the ways specified in (1) below:

(1) The loan shall be pay off in one lump sum when it is maturity;

(2) Other:________.

Article 6 Account

The borrower shall use the following accounts for withdrawal and repayment:

Withdrawal account: [*]

Repayment account: [*]

Article 7 Guarantee

The loan guarantee method under the Contract is guarantee, and the information of the corresponding guarantee contract is as follows:

1.The Guarantee contact No.: _0360200111-2022年芳村（保）字0152号________________

The guarantor: __Guangzhou Financing Re-guaranty Co., Ltd._______________

2.The Guarantee contact No.: _0360200111-2022年芳村（保）字0153号________________

The guarantor: __ Xiamen Pop Culture Co., Ltd. _______________

To avoid doubt, both parties confirm that there may be other guarantee arrangements for the loan under the Contract in addition to the guarantee methods and contracts listed above. The guarantee arrangement and content corresponding to the loan under the Contract shall be subject to the specific agreement in relevant legal documents.

Article 8 Channels for Filing Complaints/ Making Inquiries

The channels for filing complaints/ making inquiries about the financial service (product) herein are as follows:

8.1 The designated branch of the lender

Raise a question for the customer service manager or principal of a branch of Industrial and Commercial Bank of China or leave a message on the customer feedback book.

8.2 Customer Service Number

Call Customer Service at 95588 and choose to talk to a representative.

8.3 Online Bank and Mobile Bank

Sign into personal online bank through http://www.icbc.com.cn or sign into the mobile bank through “Industrial and Commercial Bank of China Commercial Mobile Bank” APP and talk to a representative online.

8.4 Other Channels         /            .

Article 9 Others

Part Two: Specific Clauses

Article 1 Interest rate and Interest

1.1 The interest rate is determined by the benchmark interest rate plus the floating range, the overdue interest rate shall be determined by the same manner.

1.2 If the interest is settled monthly, the settlement date shall be 20th of each month, if the interest is settled quarterly, the settlement date shall be 20th of the third month, if the interest is settled semi-annually, and the settlement date shall be June 20th and December 20th.

1.3 The first interest period is from the withdraw date to the first settlement date; the last interest period is from the second date of previous settlement to the repayment date. The rest interest periods are from the second date of previous settlement to the next settlement date.

1.4 Loan interest = loan principal × daily interest rate × actual days of use.

If equal principal and interest repayment method is adopted, the calculation formula of principal and interest shall be as follows:

Total principal and interest of each period = (financing principal × period interest rate × period repayment period)/ ((period interest rate) repayment period -1)

1.5 The new interest rate shall be adopted in case the People’s Bank of China decides to adjust the determination method for the interest rate, and the lender is not obligated to notify the borrower.

1.6 If the interest rate on the signing date is lower than the LPR rate, the lender has the right to cancel the interest preference based the evaluation of policy change, credit status, etc. and notify the borrower in time every year.

Article 2 Withdraw

2.1 The withdrawal of the loan must meet the following preconditions; otherwise the lender is not obligated to make any payment to the borrower, except that the lender agrees to make the loan in advance:

(1) Other than the credit loan, the borrower has provided corresponding guarantees as required by the lender, has completed relevant guarantees procedures and the guarantee is not in violation of any provisions of the guaranty agreement;

(2) At the time of withdrawal, the borrower’s statements and guarantees under this agreement are still true, accurate, and complete, and no breach of this agreement or any other agreements signed by the borrower or the lender has happened.

(3) The proof of loan use provided is consistent with the agreed use.

(4) Submit other information required by the lender.

(5) If the borrower withdraws the loan through the Industrial and Commercial Bank of China Electronic Bank, the “Industrial and Commercial Bank of China Electronic Bank Corporate Customer Service Agreement” signed with the lender is always valid within the loan period.

2.2 If the borrower withdraws the loan through the designated business outlet of the lender, it must submit a withdrawal notice to the lender at least five working days in advance. Once the withdrawal notice is submitted, it cannot be revoked without the written consent of the lender.

2.3 If the borrower withdraws the loan through the ICBC Electronic Bank, the borrower shall sign the “Industrial and Commercial Bank of China Electronic Bank Corporate Customer Service Agreement” with the lender, promise to abide by the “ICBC Electronic Banking Charter” and related transaction rules, and operate in accordance with the relevant transaction rules. The withdrawal instruction submitted by the borrower through the ICBC electronic bank and confirmed by the lender is regarded as a debit note.

2.4 After the borrower satisfies the prerequisites for withdrawal or advances the loan with the consent of the lender, the lender will transfer the loan to the borrower ’s withdrawal account agreed in this contract, which means that the lender has issued the loan to the borrower in accordance with the contract.

2.5 According to the relevant regulatory regulations and lender management requirements, loans exceeding a certain amount or meeting other conditions should use the lender’s fiduciary payment method, and the lender will pay the loan to the person in accordance with the contract according to the borrower’s withdrawal application and payment entrustment.

2.6 When handling the entrusted payment, the borrower shall provide the lender with the information of the account of the payment object and the certification materials to prove that the withdrawal is in accordance with the agreed purpose. The borrower should ensure that all information provided to the lender is true, complete and valid.

2.7 When handling the entrusted payment, the lender only conducts a formal review of the relevant information provided by the borrower, such as the payment target information and the loan use certification materials. If the lender does not complete the timely due to the untrue, inaccurate and incomplete information provided by the borrower, the lender does not assume any responsibility.

2.8 If the lender finds inconsistency or other defects in the use certification materials and other related materials provided by the borrower after review, it has the right to request the borrower to supplement, replace, explain or resubmit the relevant information, and submit the materials that meet the management requirements of the lender before the borrower. The lender has the right to refuse the issuance and payment of related money.

2.9 According to the purpose of the loan agreed in this contract, the lender has the right to require the borrower, independent intermediary agency and other relevant parties to issue relevant certification materials such as a common visa slip.

2.10 If the lender, after review, believes that the information provided by the borrower is consistent with the agreed use of the loan and the withdrawal is in accordance with this contract, the loan will first be transferred to the borrower ’s withdrawal account agreed in this contract, and then related to the accounts designated by the borrower.

2.11 Under any of the following circumstances, the lender shall have the right to re-determine the conditions for the issuance and payment of the loan, or to cancel the contract and payment of the loan:

(1) The borrower provides incorrect or invalid information to the lender to obtain financing;

(2) Any negative influence for borrower’s production and business operation, or any credit issue happened for the borrower;

(3) If the borrower fails to withdraw and pay the financing funds as agreed herein, or the financing funds are used in an abnormal way;

(4) The borrower violates the provisions of this contract or relevant regulatory provisions;

(5) The withdrawal account or payment object account designated by the borrower is frozen or canceled by the authority.

2.12 If the withdrawal account designated by the borrower or its payment target account is frozen or stopped by the authority, resulting in the lender unable to complete the entrusted payment in accordance with the borrower ’s entrustment, the lender does not assume any responsibility and does not affect the borrower’s Repayment obligations already incurred under the contract.

2.13 If the loan under this contract is paid by the borrower independently, the borrower promises to accept and actively cooperate with the lender to inspect and supervise the use of financing funds including usage by means of account analysis, voucher inspection, on-site investigation, etc. and to regularly report loan usage.

2.14 If the lender incurs loss because the information provided by the borrower to the lender is untrue, incomplete or invalid, the borrower shall compensate the lender for it.

2.15 If the lender fails to issue and pay the loan in time according to the contract, it shall bear the corresponding liability for breach of contract, unless otherwise agreed in this contract.

2.16 The lender does not assume any responsibility for unforeseen, unavoidable, and insurmountable force majeure events such as wars, natural disasters, or unexpected events such as system failures and communication failures of the lender, resulting in the lender failing to make the corresponding payments on time. However, the borrower shall be notified by telephone or in writing in time.

Article 3 Repayment

3.1 The borrower is obligated to repay the principal, interest on time.

If the repayment account is reported loss, being frozen, being suspended of payment, being canceled, or the borrower needs to change the repayment account, the borrower shall apply to change repayment account at the lender’s. Before the application of change of repayment account goes effective, if the original repayment account does not have sufficient funds to be distributed to the lender, the borrower shall make the repayment at the counter at the lender’s. If the borrower did not change the repayment account or make the repayment at the counter at the lender’s in a timely manner, and resulted in default in repaying past due principal and other fees, the borrower shall bear the liability of breach of contract.

3.2 The borrower may choose to repay the loan in advance by submitting a written consent to the lender or sending out notification through ICBC ebank.

3.3 The lender has the right to repay the loan in advance according to the withdrawal of the borrower’s funds. If required by the lender, the borrower shall repay the loan in installments according to the repayment plan proposed by the lender.

3.4 If the actual term of the loan is shortened due to the borrower’s prepayment or the lender’s early withdrawal of the loan as agreed herein, the corresponding interest rate shall not be adjusted and the original interest rate shall still apply.

3.5 If the borrower repays in advance or the lender withdraws the loan in advance in accordance with this contract and the actual borrowing period is shortened, the corresponding interest rate level will not be adjusted and the original borrowing interest rate will still be implemented.

Article 4 Guarantee

4.1 In addition to credit loans, the borrower shall provide legal and effective guarantees recognized by the lender for the performance of its obligations under this contract.

4.2 The collateral under this contract is damaged, depreciated, property rights disputes, seized or seized, or the collateral (the pledge) arbitrarily handles the collateral (the pledge), or the guarantor of the guarantee of the financial situation has adversely changed or other changes adverse to the lender’s claims occur, the borrower shall notify the lender in time and provide other guarantees approved by the lender.

4.3 The lender shall have the right to re-evaluate the value of the security property and the guarantee ability of the guarantor periodically or irregularly. If it is deemed that the value of the security property is reduced, the guarantee ability of the guarantor is reduced or the guarantee violates any provisions of the guaranty agreement the borrower shall provide additional guaranty equal to the reduced value or reduced guarantee ability. The reduced portion of the equivalent guarantee may also be provided in addition to other guarantees approved by the lender.

4.4 If the loan under this contract provides pledged security with accounts receivable, during the validity period of this contract, if one of the following situations occurs, the lender has the right to declare the loan to expire early and require the borrower to repay part or all of the loan principal and interest immediately Legal, valid and full guarantees approved by the lender:

(1) The bad debt rate of accounts receivable from the pledger of the accounts receivable to the payer has been rising for 2 consecutive months;

(2) The accounts receivable due from the pledgor of the accounts receivable to the payer accounted for more than 5% of the balance of accounts receivable to the payer; or

(3) The pledgee of the accounts receivable has trade disputes (including but not limited to quality, technology and service disputes) or debt disputes with the payer or other third parties, which may cause the receivables to fail to be paid on time.

Article 5 Representations and Warranties

The borrower makes the following representations and warranties to the lender, which shall remain valid throughout the term of this contract:

5.1 It is qualified as the subject of the borrower and has the qualification and ability to sign and perform this contract.

5.2 The signing of this contract has obtained all necessary authorization or approval, and the signing and performance of this contract does not violate the company’s articles of association and relevant laws and regulations, and has no conflict with other obligations under this contract.

5.3 Other debts payable have been paid on schedule and there is no malicious default on the principal and interest of bank loans.

5.4 The company has a complete organizational structure and financial management system. No major violations of rules and regulations have taken place in the production and operation process in the recent years, and the current senior managers have no major bad records.

5.5 All documents and materials provided to the lender are true, accurate, complete and valid, and there are no false records, material omissions or misleading statements.

5.6 The financial and accounting reports provided to the lender are prepared in accordance with Chinese accounting standards, which is truly, fairly and completely reflect the borrower’s business conditions and liabilities, and also the borrower’s financial statements since the date of the latest financial and accounting reports have no material adverse change.

5.7 Failure to conceal the litigation, arbitration or claims incidents involved from the lender.

5.8 Have known and fully understood the various transaction rules of the ICBC Internet Banking and other electronic banking systems related to this Contract.

Article 6 Borrower commitment

6.1. Borrower accepts and shall abide by Lender’s business system, operational practices, and the procedures under this Loan Contract.

6.2. Borrower warrants that it will cooperate with Lender on the supervision and inspection of the use of the funds borrowed under this Loan Contract and of the business condition of Borrower and that it will promptly provide all financial statements and related materials needed by Lender, which Borrower warrants to be true, complete and accurate.

6.3. Accept and actively cooperate with the lender in the inspection and supervision of the use of the borrowing funds, including the use, by means of account analysis, voucher inspection, on-site investigation, etc., and regularly summarize and report the use of the borrowing funds according to the lender’s requirements.

6.4. To provide data (including money owed, and loan newly borrowed large in sum etc.) as what the money lender asks, and cooperate with the money lender to investigate, censor and check any aspects of personal economic income and expenses related to the loan;

6.5 If there is any outstanding principal and interest of borrowings and other payables that are due (including being immediately due) under this contract, dividends and bonuses will not be distributed in any form.

6.6 The merger, division, capital reduction, equity change, equity pledge, major asset and debt transfer, major foreign investment, substantial increase in debt financing, and other actions that may adversely affect the lender’s equity should be carried out with prior written consent from the lender or arrangements that meet the lender’s management requirements for the realization of the lender’s claims.

6.7 Borrower warrants that it will issue written notices to Lender upon occurrence or possible occurrence of the following events in time:

(1) Borrower amends it articles of association, replaces its legal representative, reduces its registered capital or makes material changes in its finances or personnel;

(2) Suspension of business, dissolution, liquidation, suspension of business operations for rectification, revocation of business license, revocation or application for bankruptcy;

(3) Borrower involves or may involve major economic disputes, litigation, arbitration, or its assets are seized, or enforced, or judicial, taxation, industry and commerce, and other competent authorities have filed investigations or taken punishment;

(4) Borrower is a party to a material legal suit or its main assets have been put under property preservation or other orders;

(5) Mergers, divisions, capital reductions, equity changes, equity pledges, withdrawals, major asset and debt transfers, major foreign investments, substantial increase in debt financing, and other events that may adversely affect the lender’s equity.

6.8 Timely, comprehensively and accurately disclose related party relationships and related party transactions to lenders.

6.9 Sign all kinds of notices sent by lenders or delivered in other ways in time.

6.10 Not dispose of its own assets in a way that reduces its solvency; providing guarantees to third parties does not damage the rights and interests of the lender.

6.11 If the loan under this contract is issued by credit, the external guarantee shall be reported to the lender regularly, completely, truthfully and accurately, and the account supervision agreement shall be signed according to the requirements of the lender. If the external guarantee may affect the performance of its obligations under this contract, it must be approved in writing by the lender.

6.12 The order in which the borrower’s debts are settled under this contract takes precedence over the borrower’s debts to its shareholders, legal representatives or principals, partners, major investors or key management personnel, and the debts of the same type with the borrower’s other creditors are at least equal status.

6.13 Have known and fully understood the various transaction rules of the ICBC Internet Banking and other electronic banking systems related to this contract; keep customer certificates and passwords properly, all operations performed using the borrower’s customer number (card number), password or customer certificate Treated as the borrower’s own actions, the resulting electronic information records are used as evidence to prove and handle the loan relationship under this contract.

6.14 If the repayment funds of the borrower (including but not limited to funds obtained by detainment and disposal of collaterals) are not sufficient to repay all the debts of the borrower to the lender under this loan agreement and other agreements, the lender shall have the right to decide the order of repayment.

6.15 Strengthen environmental and social risk management, and accept the supervision and inspection of lenders in this regard. Submit environmental and social risk reports to the lender if required by the lender.

Article7 Lender Commitment

7.1 To release the full loan on schedule;

7.2 To keep a secret for the borrower in such areas as occupation, economic income and expenses etc.

Article 8 Events of Default

8.1. Any of the following events shall be considered a default under this Article:

(1) The borrower fails to repay the loan principal and interest and other payables under this contract as agreed, or fails to perform any other obligations under this contract, or violates the statements, guarantees or commitments under this contract;

(2) The guarantee under this contract has changed to the detriment of the lender’s claims, and the borrower has not provided other guarantees that meet the lender ’s management ;

(3) Borrower or guarantor is involved in illegal activities;

(4) According to the stipulations in the loan terms, in case of the guarantor (guaranty) changed, which leads to the obligations performed by the guarantor ahead of schedule or the disposal of guaranty by the money lender in advance; or any actions the borrower may take which influence returning the principal and interests to the money lender;

(5) The borrower’s financial indicators such as profitability, solvency, operating capacity and cash flow exceed the agreed standards, or the deterioration has or may affect the performance of its obligations under this contract;

(6) The borrower’s equity structure, production and operation, foreign investment, etc. have undergone significant adverse changes that have or may affect the performance of its obligations under this contract;

(7) The borrower is involved or may be involved in major economic disputes, litigation, arbitration, or the assets are seized, seized, or enforced, or the judicial or administrative organs file the case for investigation and punishment, or take punitive measures according to law, or have been violated due to violation of relevant national regulations or policies, media exposure that has or may affect the performance of its obligations under this contract;

(8) Abnormal changes, disappearances of the main investor of the borrower, key management personnel, disappearance, or legal investigation by the judicial authority or restrictions on personal freedom that have or may affect the performance of their obligations under this contract;

(9) Borrowers use false contracts with related parties, use transactions without actual transaction background to borrow lender funds or credits, or intentionally evade the lender’s claims through related party transactions;

(10) The borrower has or may be closed, disbanded, liquidated, suspended for business rectification, revoked business license, revoked, or filed (applied for);

(11) The borrower has caused liability accidents, major environmental and social risk events due to violations of laws and regulations, regulatory provisions or industry standards related to food safety, safe production, environmental protection and other environmental and social risk management, which have or may affect his performance of obligations;

(12) If the loan under this contract is issued by credit, the borrower’s credit rating, profitability, asset-liability ratio, net cash flow from operating activities and other indicators do not meet the lender’s credit loan conditions; or the borrower does not have the written consent of the lender and use its effective operating assets to set up guarantees (pledges) to others or to provide external guarantees, which has or may affect the performance of its obligations under this contract;

(13) Other circumstances that may cause the lender ’s realization of its claims under this contract to be adversely affected.

8.2. In the event of events of default, Lender has the right to take the following steps:

(1) Request the borrower to rectify the breach of contract within a time limit ；

(2) Stop providing loan funds that Borrower has not yet used;

(3) Unilaterally declare all principal already lent under the Loan Contract to be due ahead of the contract due date and require Borrower immediately to return the principal and pay all interest due; and

(4) Take other remedies as provided by applicable laws and regulations.

(5) If the borrower fails to repay the loan as contracted or the borrower fails to use the loan for the purposes specified in this contract, the lender shall have the right to charge the penalty interest at the overdue penalty interest rate stipulated in this contract from the date of the expiration of the loan.

8.3 If the borrower is due (including the immediate expiration of the loan) and the borrower fails to repay as agreed, the lender shall have the right to collect the penalty interest at the overdue penalty interest rate agreed in this contract from the date of overdue. For the interest (including penalty interest) that the borrower fails to pay on time, compound interest will be charged at the overdue penalty interest rate. Penalty / compound interest settlement rules apply to the interest settlement rules stipulated in this contract.

8.4 If the borrower fails to use the loan for the purposes stipulated in this contract, the lender has the right to collect the penalty interest on the embezzled portion of the embezzled loan penalty interest rate from the date the loan is embezzled. If the loan is not paid on time during the embezzlement for interest (including penalty interest), compound interest shall be collected at the penalty interest rate of embezzled loans. Penalty / compound interest settlement rules apply to the interest settlement rules stipulated in this contract.

8.5 If the borrower occurs at the same time as described in Articles 8.3 and 8.4 above, the penalty interest rate shall be determined by whichever is heavier and cannot be imposed concurrently.

8.6 If the borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payables on time, the lender has the right to make announcements through the media.

8.7 The control or controlled relationship between the borrower ’s related party and the borrower has changed, or the borrower ’s related party has experienced other circumstances in addition to item (1) (2) in Article 8.1 above, which has or may If it affects the performance of the borrower ’s obligations under this contract, the lender shall have the right to take the measures agreed upon in this contract.

Article 9 Automatic Cancellation of Lender’s Promises

9.1 If the credit status of the borrower worsens, the lender shall have the right to cancel its promises to loan the rest of the funds under this loan agreement to the borrower without advance notice.

9.2 Any one of the events under article 8.1 and 8.7 constitutes worsened credit status of the borrower.

Article 10 Deduction

10.1 If the borrower fails to repay the debts on time (including the debts which is declared to be immediately due) as agreed in the contract, the borrower agrees that the lender withholds the corresponding amount from all the local and foreign currency accounts opened by the borrower in Industrial and Commercial Bank for repayment until the loan is made. The date when all debts of the payee under this contract have been discharged.

10.2 If the withholding amount is inconsistent with the currency hereof, it shall be converted according to the exchange rate applicable to the lender on the withholding date. The interest and other expenses incurred during the period of the debt and the difference caused by the fluctuation of exchange rate during the period shall be paid by the borrower.

Article 11 Transfer of Rights and Duties

11.1 The money lender may transfer his rights and interests under the contract to other people even if with no approval from borrower or guarantor, while the borrower and guarantor shall continue to finish their responsibilities or obligations stipulated in the contract; the borrower or guarantor shall not transfer his responsibilities or obligations stipulated in the contract to a third party if with no written approval from the money lender.

11.2 The Lender or China Industrial and Commercial Bank Co., Ltd. may authorize or entrust other branches of the Industrial and Commercial Bank to perform the rights and obligations under the Contract according to the needs of operation and management, or transfer the loan creditor’s rights under the Contract to other branches of the Industrial and Commercial Bank for taking over and management. The Borrower acknowledges this, and the above-mentioned behavior of the Lender does not need to obtain the consent of the Borrower. Other branches of the Industrial and Commercial Bank that undertake the lender’s rights and obligations have the right to exercise all the rights under the Contract, and have the right to bring a lawsuit, submit an arbitration or apply for enforcement in the name of the institution in respect of the disputes under the Contract.

Article 12 Take Effect, Change, Cancel and Terminate

12.1 This contract shall come into force when the following conditions are met and shall be valid until the date when the borrower’s obligations here under have been fully fulfilled

(1) The electronic signature of the borrower and the confirmation of the lender;

(2) The loan application submitted by the borrower shall be approved by the lender.

The lender may confirm this contract by means of electronic banking system.

12.2 If, due to reasons of system malfunction or any force majeure events, the amount of loan, maturity date, or any other material terms of Loan Agreement appear incorrect in the e-bank platform of Industrial and Commercial Bank, the creditor shall have the right to correct such information and timely notify the borrower.

12.3 The borrower shall acknowledge and understand the transactions rules of the e-bank platform of Industrial and Commercial Bank in relation to Loan Agreement. The borrower shall keep its customer certificate and passcode properly. Any transactions made in connection with the borrower’s customer number, passcode, or customer certificate are deemed to be made by the borrower, and any records thereof shall be proof of such transactions. Electronic signatures the borrower provides for this Loan Agreement made through the e-bank platform of Industrial and Commercial Bank are deemed to be authorized by the borrower.

12.4 Any modification to this Agreement shall be negotiated and agreed upon by both parties, and be made in writing. Modifications to this Agreement shall constitute part of the Agreement and have the same legal effect. Prior to the effective date of a modification, the original clause remains legally effective.

12.5. In the event of change of laws, regulations or legal practice which will cause any terms contained in this contract become illegal, invalid or loss of practice, the other part of this contract shall not be impaired by it. The both parties shall make efforts to change the illegal, invalid or loss of practice part.

12.6. If any clause of Loan Agreement becomes invalid or unenforceable, there shall be no impact on the validity or enforceability of any other clauses of Loan Agreement, nor shall it impact the enforceability of Article 12 in relation to dispute resolution.

12.7. There shall be no influences on the rights that each party has for its losses compensated after any changes or termination of the contract happened. The termination of the contract shall not affect the effectiveness of the clauses in the contract stipulated for settling disputes.

Article 13 Application of law and dispute resolution Article

The conclusion, validity, interpretation, performance and dispute settlement of this agreement shall be governed by the laws of the People’s Republic of China. All disputes and disputes arising out of or in connection with this agreement shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, the dispute shall be litigated in the People’s Court where the lender is located with proper jurisdiction.

Article 14 The address of service of litigation/arbitration documents shall be sent

14.1 The borrower acknowledges that the address set forth on the first page of this contract shall be the service address of the litigation/arbitration documents involved in the disputes hereunder. Litigation/arbitration documents include but are not limited to summons, notice of hearing, judgment, order, conciliation statement and a notice of performance, etc.

14.2 The borrower agrees that arbitration/litigation documents may be served by the arbitration institution or the court by fax or E-mail as set forth in the first page of this contract, except the written judgment, order or conciliation statement.

14.3 The above provisions on service shall apply to all stages of first instance, second instance, retrial and execution of arbitration and litigation proceedings. For the above address of service, service may be made by the arbitration institution or the court directly by mail.

14.4 The borrower shall ensure the authenticity and validity of the address, contact person, fax, E-mail and other information recorded in this contract. If the relevant information is changed, the borrower shall promptly notify the lender in writing; otherwise, the borrower shall bear any legal consequences due to they fail to provide the valid address.

Article 15 Complete Agreement

This Loan Agreement is comprised of Part One: Basic Clauses and Part Two: Specific Clauses. Any phrase in both parts of Loan Agreement shall have the same meanings. Both parts apply to the loan made pursuant to this Loan Agreement.

Article 16 Notice

16.1 All notices shall be sent in writing (including electronic form). Unless otherwise agreed, the address in the contract shall be the contact address. Any change in the contact mode of either party shall be notified to the other party in writing in time.

16.2 In addition to correspondence, the borrower and guarantor agreed to accept electronic means such as telephone, email, text message, and WeChat as lender notification and collection methods. If the borrower or guarantor changes the address or related electronic contact information reserved by the lender, the borrower or guarantor shall have the obligation to notify the lender in writing in time. Due to the failure to notify in time, the notification and collection documents sent by the lender according to the original reserved address or relevant electronic contact information are still valid, and the borrower and guarantor shall bear the legal consequences.

16.3 In the event that any party to Loan Agreement rejects to receive notices, or any notice cannot be delivered due to other circumstances, notice shall be deemed to be given if the sender obtains notary certificate.

Article 17 Special provisions of value-added tax

17.1 The interest and fees paid by the borrower to the lender under this contract (as specified in the contract) are tax-inclusive.

17.2 If the borrower requires the lender to issue a VAT invoice, it shall first register the information at the lender, including the borrower’s full name, taxpayer identification number or social credit code, address, telephone number, bank of deposit and account number. The borrower shall ensure that the relevant information provided to the lender is true, accurate and complete, and provide relevant proof materials as required by the lender. The specific requirements shall be published by the lender through the network notice or website announcement.

17.3 If the borrower collects the VAT invoice by itself, it shall provide the lender with the power of attorney with the stamp, designate the recipient and specify the recipient’s ID card number and other information. The designated recipient shall collect the VAT invoice with the original ID card. If the person is changed, the borrower shall re-issue the power of attorney with seal to the lender. If the borrower chooses to receive the VAT invoice by mail, it shall also provide accurate and deliverable postal information; if the mailing information has been changed, it shall promptly notify the lender in writing.

17.4 If the lender fails to issue the VAT invoice in time due to force majeure such as natural disasters, governmental ACTS, social abnormal events or tax authorities, the lender shall have the right to delay the invoice issuance without any liability.

17.5 If the invoice is lost, damaged or overdue after the VAT invoice is received by the borrower or after the lender has handed it over to a third party, the borrower cannot receive the corresponding VAT invoice or the deduction cannot be credited the person is not responsible for compensation for the borrower ’s related economic losses.

17.6 If the VAT invoice is received by the borrower or delivered by the lender to a third party by mailing, and the invoice is lost, damaged or overdue due to other non-lender reasons, which causes the borrower to fail to receive the corresponding VAT invoice or fail to offset the overdue VAT invoice, the lender shall not be responsible for compensating the borrower for the relevant economic losses.

17.7 During the performance of this contract, in case of national tax rate adjustment, the lender shall have the right to adjust the agreed price according to the change of national tax rate.

Article 18. Other Clauses

18.1 The non-exercise, partial exercise, or delay in the exercise of any rights that the borrower has under this Agreement shall not constitute the abandonment or alteration of such rights, nor shall it impact the borrower’s future exercise of such rights or any other rights it has under this Agreement.

18.2 The invalidity of any clause in the contract shall not affect the validity of other clauses, nor shall it affect the validity of the whole contract.

18.3 This contract could be amended and supplemented upon the written agreements conclude by the parties. Any an amendment and supplement shall be integral party of this contract.

18.4 In this Agreement and any modifications thereof, “Primary Management Personnel” shall be interpreted pursuant to the definition in Corporation Accounting Standards No.36.

18.5 The environmental and social risks mentioned in this contract refer to the harm and related risks that the borrower and its important related parties may bring to the environment and society during construction, production and business activities, including energy consumption, pollution, land, health and safety, resettlement, ecological protection, climate change and other environmental and social issues.

18.6 Any certificate or records kept by the creditor in its regular course of business shall have binding evidentiary effects on the borrower regarding its lender-borrower relationship with the money lender.

18.7 In this Agreement:

(1) “Agreement” shall include any modifications or supplement made to the original Loan Agreement;

(2) titles of the Articles shall be used for reference only and shall not be interpreted to explain or limit any contents of this Agreement; and

(3) if withdrawal or payment is made on a non-business day, the effective date is postponed to the next business day.

This Loan Contract has two originals, which are identical to each other, with each of the parties holding one copy. There are several duplicates for future reference.

Lender: Industrial and Commercial Bank of China Guangzhou Fangcun Branch

Borrower: Guangzhou Shuzhi Culture Communication Co., Ltd.

Agreement entered in: Guangzhou, Guangdong Province

Date: 09/23/2022